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                                                    Exhibit 4.4

                   RELIABLE FINANCIAL CORPORATION
         STOCK OPTION AGREEMENT FOR NONEMPLOYEE DIRECTORS


Optionee: Peter Calabro         Date of Grant:  March 30, 1992
Price Per Share: $10.00
Number of Option Shares:  5,500

         THIS STOCK OPTION AGREEMENT (the "Agreement") dated the
30th day of March, 1992 between RELIABLE FINANCIAL CORPORATION
("Reliable Financial") and Peter Calabro (the "Optionee");

WITNESSETH:

           I. Pursuant to the provisions of the RELIABLE FINANCIAL CORPORATION 1992 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS, (the "Directors' Option Plan" or "Directors' Plan"), Reliable Financial hereby grants to the Optionee (i) a stock option to purchase 5,500 shares (the "Option Shares") of the Common Stock of Reliable Financial ("Common Stock") at a price of $10.00 per share.

           II. The option shall expire ten years and one day from the Date of Grant (the "Expiration Date"), subject to earlier termination as provided in the Directors' Option Plan and in this Agreement. The option shall not be treated as an incentive stock option as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

           III. Subject to the other provisions of the Directors' Option Plan and this Agreement regarding the exercisability of the option, the option may be exercised from time to time as to all or any of the Option Shares not previously purchased under the option in accordance with the following schedule:

Date(s) on Which Options                      Number of
   Become Exercisable                       Option Shares

First Anniversary of
  Date of Grant                                 1,833

Second Anniversary of
  Date of Grant                                 1,833

Third Anniversary of
 Date of Grant                                  1,834

           IV. The option may not be exercised after the expiration of a period of three (3) months from the date of termination of the Optionee's directorship, unless such termination occurs by reason of death or disability within the

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meaning of Section 22(e) of the Code.  In the event of the
Optionee's death while a Director of Reliable Financial, the unexercised portion of the option may be exercised by his personal representatives, heirs or legatees at any time prior to the expiration of two (2) years from the date of his death. In the event of the Optionee's termination of his directorship because of disability within the meaning of Section 22(e)(3) of the Code, the unexercised portion of the option shall expire unless exercised within one (l) year from the date of such termination. In no event may the option be exercised after the Expiration Date.

           V. The option is not transferable by the Optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or the Employee Retirement Income Security Act, or the regulations thereunder.

           VI. In order to exercise the option, in whole or in part, the Optionee shall give written notice to Reliable Financial at its principal office, specifying the number of shares purchased and the purchase price being paid, and accompanied by the payment of the purchase price. Such purchase price may be paid in cash, a certified check or a bank check payable to Reliable Financial or in whole shares of Common Stock evidenced by negotiable certificates, valued at their fair market value on the date of exercise. Upon receipt of payment Reliable Financial shall deliver to the Optionee (or other person entitled to exercise the option) a certificate or certificates for such shares of Option Stock. If certificates representing shares of Common Stock are used to pay all or part of the purchase price of the option, separate certificates shall 'be delivered by Reliable Financial representing the same number of shares as each certificate so used and an additional certificate shall be delivered representing the additional shares to which the Optionee is entitled as a result of exercise of the option.

           VII. Option Shares shall not be transferrable by the Optionee until six months after the date of the grant of the related options, unless Reliable Financial consents to the transfer. The Optionee acknowledges that if Option Shares are not held for at least six months from the date of the grant of the related options, the grant of the option will be considered a purchase that may be matched against any sales of Reliable Financial stock occurring within six months of the grant and may create liability for the Optionee pursuant to Section 16(b) of the Securities Exchange Act of 1934.

           VIII.
All the terms and provisions of the Directors' Option Plan, a copy of which is attached hereto, are hereby expressly incorporated into this Agreement and made a part hereof as if printed herein.

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           IX.   This Agreement shall be binding upon and inure to
the benefit of any successor or assignee of Reliable Financial and to any executor, administrator, legal representative, legatee, or distributee entitled by law to the Optionee's rights hereunder.

           IN WITNESS WHEREOF, Reliable Financial has caused this Agreement to be executed on its behalf by its duly authorized officer and to be sealed with its corporate seal, attested by its Secretary or Assistant Secretary, and the Optionee has hereunto set his hand, as of the day and year written above.

                             RELIABLE FINANCIAL CORPORATION


                             By: /s/Peter Calabro
                             As its:  Trustee
ATTEST:


/s/Jean L. David                  /s/Peter Calabro
  Secretary                     Optionee

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                     SCHEDULE TO EXHIBIT 4.4

          Stock Option Agreements were entered into between
Reliable Financial Corporation and the individuals listed below on
March 30, 1992.   Except as otherwise stated below, these
agreements are substantially identical to that filed as
Exhibit 4.4.


Parties to Stock Option Agreements
with Reliable Financial Corporation:

Peter Calabro
George W. Keith
Eugene Povero
S.A. Russo